UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 16)*

Comstock Resources, Inc.

(Name of Issuer)

Common Stock, par value $0.50 per share

(Title of Class of Securities)

205768203

(CUSIP Number)

Carl H. Westcott

100 Crescent Court, Suite 1620

Dallas, TX 75201

214-777-5003

with a copy to:

Crews Lott

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, TX 75201

214-978-3000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

April 11, 2017

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Carl H. Westcott

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 588,500 (1)

	8.	Shared Voting Power 307,000 (1)

	9.	Sole Dispositive Power 588,500 (1)

	10.	Shared Dispositive Power 337,558 (1) (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 926,058 (1) (2)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 6.06% (3)

14.	Type of Reporting Person IN

(1)                                 Carl H. Westcott directly holds 588,500 shares of common stock, par value $0.50 per share (the “Common Stock”), of Comstock Resources, Inc., a Nevada corporation (the “Issuer”). Additionally, Mr. Westcott exercises shared voting and disposition power over 307,000 shares of Common Stock with Court H. Westcott as managers of Carl Westcott, LLC, the general partner of each of Commodore Partners, Ltd. (“Commodore Partners”), which directly owns 288,000 shares of Common Stock, and G.K. Westcott LP (“GK Westcott”), which directly owns 19,000 shares of Common Stock.

(2)                                 Carl H. Westcott has shared discretionary authority to purchase and dispose of shares of Common Stock under various accounts for the benefit of the following persons, who directly hold the following amounts of shares of Common Stock: Court H. Westcott, 4,000 shares; Carla Westcott, 9,008 shares; Peter Underwood, 13,500 shares; Francisco Trejo, Jr., 2,050 shares; and Rosie Greene, 2,000 shares. Carl H. Westcott does not exercise any voting power over any such shares of Common Stock owned by the aforementioned individuals and expressly disclaims beneficial ownership of such shares.

(3)                                 The percentage ownership is based on 15,283,541 shares of Common Stock outstanding, as reported by the Issuer in its definitive proxy statement on Schedule 14A filed on April 3, 2017.

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Commodore Partners, Ltd. 03-0476201

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 288,000 (1)

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 288,000 (1)

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 288,000 (1)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 1.88% (2)

14.	Type of Reporting Person PN

(1)                                 Carl H. Westcott and Court H. Westcott exercise shared voting and disposition power over the 288,000 shares of Common Stock as the managers of Carl Westcott, LLC, the general partner of Commodore Partners.

(2)                                 The percentage ownership is based on 15,283,541 shares of Common Stock outstanding, as reported by the Issuer in its definitive proxy statement on Schedule 14A filed on April 3, 2017.

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). G.K. Westcott LP 20-2443941

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 19,000 (1)

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 19,000 (1)

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,000 (1)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 0.12% (2)

14.	Type of Reporting Person PN

(1)                                 Carl H. Westcott and Court H. Westcott exercise shared voting and disposition power over the 19,000 shares of Common Stock as the managers of Carl Westcott, LLC, the general partner of GK Westcott.

(2)                                 The percentage ownership is based on 15,283,541 shares of Common Stock outstanding, as reported by the Issuer in its definitive proxy statement on Schedule 14A filed on April 3, 2017.

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Carl Westcott, LLC 75-2655092

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds AF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 307,000 (1)

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 307,000 (1)

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 307,000 (1)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 2.01% (2)

14.	Type of Reporting Person HC

(1)                                 Carl H. Westcott and Court H. Westcott exercise shared voting and disposition power over the 307,000 shares of Common Stock as the managers of Carl Westcott, LLC, the general partner of each of Commodore Partners, which directly owns 288,000 shares of Common Stock, and GK Westcott, which directly owns 19,000 shares of Common Stock.

(2)                                 The percentage ownership is based on 15,283,541 shares of Common Stock outstanding, as reported by the Issuer in its definitive proxy statement on Schedule 14A filed on April 3, 2017.

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Court H. Westcott

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 4,000 (1)

	8.	Shared Voting Power 307,000 (2)

	9.	Sole Dispositive Power 0 (1)

	10.	Shared Dispositive Power 311,000 (1) (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 311,000 (1) (2)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 2.03% (3)

14.	Type of Reporting Person IN

(1)                                 Consists of 4,000 shares of Common Stock held of record by Court H. Westcott, Trustee of the Court H. Westcott Living Trust.  Carl H. Westcott has shared discretionary authority to purchase and dispose of those shares of Common Stock for the benefit of such reporting person, but does not exercise any voting power with respect to such shares.  Carl H. Westcott expressly disclaims beneficial ownership of any such shares of Common Stock.

(2)                                 Carl H. Westcott and Court H. Westcott exercise shared voting and disposition power over 307,000 shares of Common Stock as the managers of Carl Westcott, LLC, the general partner of each of Commodore Partners, which directly owns 288,000 shares of Common Stock, and GK Westcott, which directly owns 19,000 shares of Common Stock.

(3)                                 The percentage ownership is based on 15,283,541 shares of Common Stock outstanding, as reported by the Issuer in its definitive proxy statement on Schedule 14A filed on April 3, 2017.

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Carla Westcott

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 9,008 (1)

	8.	Shared Voting Power 0 (1)

	9.	Sole Dispositive Power 0 (1)

	10.	Shared Dispositive Power 9,008 (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,008 (1)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 0.06% (2)

14.	Type of Reporting Person IN

(1)                                 Carla Westcott directly holds 9,008 shares of Common Stock.  Carl H. Westcott has shared discretionary authority to purchase and dispose of those shares of Common Stock for the benefit of such reporting person, but does not exercise any voting power with respect to such shares.  Carl H. Westcott expressly disclaims beneficial ownership of any such shares of Common Stock.

(2)                                 The percentage ownership is based on 15,283,541 shares of Common Stock outstanding, as reported by the Issuer in its definitive proxy statement on Schedule 14A filed on April 3, 2017.

Item 1. Security and Issuer

This Amendment No. 16 to Schedule 13D (“Amendment No. 16”) amends and supplements the original Schedule 13D filed on June 11, 2015 (as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, and Amendment No. 6, the “Schedule 13D”), Amendment No. 1 to Schedule 13D filed on June 30, 2015 (“Amendment No. 1”), Amendment No. 2 to Schedule 13D filed on July 6, 2015 (“Amendment No. 2”), Amendment No. 3 to Schedule 13D filed on July 20, 2015 (“Amendment No. 3”), Amendment No. 4 to Schedule 13D filed on August 10, 2015 (“Amendment No. 4”), Amendment No. 5 to Schedule 13D filed on May 25, 2016 (“Amendment No. 5”), Amendment No. 6 to Schedule 13D filed on September 6, 2016 (“Amendment No. 6”), Amendment No. 7 to Schedule 13D filed on September 21, 2016 (“Amendment No. 7”), Amendment No. 8 to Schedule 13D filed on December 5, 2016 (“Amendment No. 8”), Amendment No. 9 to Schedule 13D filed on December 16, 2016 (“Amendment No. 9”), Amendment No. 10 to Schedule 13D filed on January 3, 2017 (“Amendment No. 10”), Amendment No. 11 to Schedule 13D filed on January 17, 2017 (“Amendment No. 11”), Amendment No. 12 to Schedule 13D filed on January 27, 2017 (“Amendment No. 12”), Amendment No. 13 to Schedule 13D (“Amendment No. 13”) filed on February 7, 2017, Amendment No. 14 to Schedule 13D (“Amendment No. 14”) filed on February 17, 2017 and Amendment No. 15 to Schedule 13D (“Amendment No. 15”) filed on March 16, 2017. This Amendment No. 16 is filed jointly on behalf of Carl H. Westcott, Commodore Partners, Ltd., G.K. Westcott LP, Carl Westcott, LLC, Court H. Westcott, and Carla Westcott (the “Reporting Persons”) relating to their beneficial ownership of the common stock, par value $0.50 per share (the “Common Stock”) of Comstock Resources, Inc., a Nevada corporation (the “Issuer”), whose principal executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco,  Texas  75034. On August 1, 2016, the Issuer effected a 1-for-5 reverse stock split.

This Amendment No. 16 is filed pursuant to Rules 13d-1 and 13d-5 under the Securities Exchange Act of 1934, as amended, to reflect a change aggregating more than one percent (1%) in the beneficial ownership of the outstanding Common Stock in which Carl H. Westcott may be deemed to have a beneficial interest. Unless otherwise indicated, all capitalized terms used herein but not defined shall have the same meanings as set forth in the Schedule 13D.

Item 2. Identity and Background

Item 3. Source and Amount of Funds or Other Consideration

The information set forth or incorporated in Items 4 and 6 hereof are incorporated herein by reference.

With respect to each Reporting Person that is a natural person, the shares of Common Stock were acquired with the personal funds of such Reporting Person. The shares of Common Stock held by Commodore Partners, of which Carl Westcott, LLC is the sole general partner, were acquired with funds held by Commodore Partners for the general purpose of investing. The shares of Common Stock held by GK Westcott, of which Carl Westcott, LLC is the sole general partner, were acquired with funds held by GK Westcott for the general purpose of investing.

Item 4. Purpose of Transaction

This Item is being amended and supplemented to add the following:

The information set forth or incorporated in Items 3 and 6 hereof are incorporated herein by reference.

After accounting for all purchases of Common Stock of the Reporting Persons since the filing of Amendment No. 15 (the period of March 16, 2017 through April 12, 2017), a net 209,544 shares of Common Stock were sold by Carl H. Westcott during such period on his own behalf and on behalf of certain other Reporting Persons for an aggregate price of approximately $2,164,438.

Item 5. Interest in Securities of the Issuer.

This Item is being amended and supplemented to add the following:

(b)  The responses in rows 7, 8, 9 and 10 of the cover pages of this Statement are hereby incorporated by reference. Each of Court H. Westcott and Carla Westcott directly holds 4,000 and 9,008 shares of Common Stock, respectively, over which Carl H. Westcott shares dispositive power, but not voting power, pursuant to trading authorizations.  Additionally, Carl H. Westcott shares dispositive power, but not voting power, pursuant to trading authorizations, of 13,500, 2,050, and 2,000 shares of Common Stock held by Peter Underwood, Francisco Trejo, Jr., and Rosie Greene, respectively. Commodore Partners holds 288,000 shares of Common Stock, over which Carl H. Westcott holds shared voting and dispositive power with Court H. Westcott as the managers of Carl Westcott, LLC, the sole general partner of Commodore Partners. GK Westcott holds 19,000 shares of Common Stock, over which Carl H. Westcott holds shared voting and dispositive power with Court H. Westcott as the managers of Carl Westcott, LLC, the sole general partner of GK Westcott.

(c)  After accounting for all purchases of Common Stock of the Reporting Persons during the period of March 16, 2017 through April 12, 2017, a net 209,544 shares of Common Stock were sold by Carl H. Westcott on his own behalf and on behalf of the other Reporting Persons for an aggregate price of approximately $2,164,438.  All purchases and sales made in such period were made on the dates and at the prices set forth below. All purchases and sales listed below were affected in ordinary open market transactions.

Name of Reporting Person	Trade Date	Number of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	3/16/2017	(100)	9.07
Carl H. Westcott	3/17/2017	500	8.86
Carl H. Westcott	3/17/2017	536	8.85
Carl H. Westcott	3/17/2017	663	8.85
Carl H. Westcott	3/17/2017	200	8.84
Carl H. Westcott	3/17/2017	500	8.85
Carl H. Westcott	3/17/2017	500	8.85
Carl H. Westcott	3/17/2017	2,500	8.84
Carl H. Westcott	3/17/2017	2,500	8.80
Carl H. Westcott	3/17/2017	3,888	8.75
Carl H. Westcott	3/17/2017	1,112	8.75
Carl H. Westcott	3/17/2017	5,000	8.74
Carl H. Westcott	3/20/2017	10,000	8.40
Carl H. Westcott	3/20/2017	10,000	8.47
Carl H. Westcott	3/20/2017	5,000	8.30
Carl H. Westcott	3/20/2017	1,500	8.21
Carl H. Westcott	3/20/2017	1,700	8.25
Carl H. Westcott	3/20/2017	3,000	8.28
Carl H. Westcott	3/20/2017	300	8.28
Carl H. Westcott	3/20/2017	100	8.30
Carl H. Westcott	3/20/2017	600	8.30
Carl H. Westcott	3/20/2017	800	8.29
Carl H. Westcott	3/20/2017	2,000	8.29
Carl H. Westcott	3/20/2017	800	8.31
Carl H. Westcott	3/20/2017	2,200	8.38
Carl H. Westcott	3/20/2017	500	8.40
Carl H. Westcott	3/20/2017	300	8.46
Carl H. Westcott	3/20/2017	200	8.49
Carl H. Westcott	3/20/2017	500	8.50
Carl H. Westcott	3/20/2017	500	8.50
Carl H. Westcott	3/20/2017	2,500	8.50
Carl H. Westcott	3/20/2017	100	8.51
Carl H. Westcott	3/20/2017	400	8.51
Carl H. Westcott	3/20/2017	500	8.51
Carl H. Westcott	3/20/2017	982	8.51
Carl H. Westcott	3/20/2017	1,518	8.54
Carl H. Westcott	3/20/2017	1,518	8.53
Carl H. Westcott	3/20/2017	500	8.52
Carl H. Westcott	3/20/2017	1,000	8.52
Carl H. Westcott	3/21/2017	200	8.39
Carl H. Westcott	3/21/2017	400	8.39
Carl H. Westcott	3/21/2017	526	8.45
Carl H. Westcott	3/21/2017	100	8.43
Carl H. Westcott	3/21/2017	1,274	8.43
Carl H. Westcott	3/21/2017	2,000	8.40
Carl H. Westcott	3/21/2017	400	8.40
Carl H. Westcott	3/21/2017	100	8.40
Carl H. Westcott	3/21/2017	4,400	8.43
Carl H. Westcott	3/21/2017	100	8.43
Carl H. Westcott	3/21/2017	300	8.43
Carl H. Westcott	3/21/2017	500	8.42

Carl H. Westcott	3/21/2017	400	8.42
Carl H. Westcott	3/21/2017	1,500	8.46
Carl H. Westcott	3/21/2017	500	8.46
Carl H. Westcott	3/21/2017	8,800	8.45
Carl H. Westcott	3/21/2017	2,500	8.40
Carl H. Westcott	3/21/2017	2,500	8.38
Carl H. Westcott	3/21/2017	2,500	8.35
Carl H. Westcott	3/21/2017	5,000	8.40
Carl H. Westcott	3/21/2017	3,800	8.40
Carl H. Westcott	3/21/2017	800	8.40
Carl H. Westcott	3/21/2017	400	8.40
Carl H. Westcott	3/21/2017	200	8.40
Carl H. Westcott	3/21/2017	4,800	8.45
Carl H. Westcott	3/21/2017	82	8.43
Carl H. Westcott	3/21/2017	2,400	8.43
Carl H. Westcott	3/21/2017	(20)	8.65
Carl H. Westcott	3/22/2017	2,020	8.34
Carl H. Westcott	3/22/2017	5,000	8.16
Carl H. Westcott	3/22/2017	5,000	8.12
Carl H. Westcott	3/22/2017	1,000	8.15
Carl H. Westcott	3/22/2017	500	8.14
Carl H. Westcott	3/22/2017	500	8.16
Carl H. Westcott	3/22/2017	5,000	8.10
Carl H. Westcott	3/22/2017	(2,500)	8.30
Carl H. Westcott	3/22/2017	(2,500)	8.30
Carl H. Westcott	3/23/2017	(2,500)	8.55
Carl H. Westcott	3/23/2017	(3,000)	8.55
Carl H. Westcott	3/24/2017	500	8.57
Carl H. Westcott	3/24/2017	1,500	8.48
Carl H. Westcott	3/24/2017	1,300	8.49
Carl H. Westcott	3/24/2017	200	8.48
Carl H. Westcott	3/24/2017	500	8.48
Carl H. Westcott	3/24/2017	(5,000)	8.67
Carl H. Westcott	3/24/2017	(2,500)	8.72
Carl H. Westcott	3/24/2017	(5,000)	8.76
Carl H. Westcott	3/24/2017	(123)	8.86
Carl H. Westcott	3/24/2017	(4,877)	8.84
Carl H. Westcott	3/24/2017	(5,000)	8.88
Carl H. Westcott	3/24/2017	(5,000)	8.93
Carl H. Westcott	3/24/2017	(5,000)	8.98
Carl H. Westcott	3/24/2017	(5,000)	8.98
Carl H. Westcott	3/24/2017	(2,500)	9.01
Carl H. Westcott	3/24/2017	(5,000)	9.02
Carl H. Westcott	3/24/2017	(4,185)	9.04
Carl H. Westcott	3/24/2017	(599)	9.04
Carl H. Westcott	3/27/2017	500	8.89
Carl H. Westcott	3/27/2017	2,200	8.72
Carl H. Westcott	3/27/2017	300	8.77
Carl H. Westcott	3/27/2017	1,600	8.72
Carl H. Westcott	3/27/2017	3,400	8.71
Carl H. Westcott	3/27/2017	2,500	8.68
Carl H. Westcott	3/27/2017	2,500	8.68
Carl H. Westcott	3/27/2017	5,000	8.67
Carl H. Westcott	3/27/2017	730	8.64
Carl H. Westcott	3/27/2017	1,570	8.63
Carl H. Westcott	3/27/2017	2,700	8.61
Carl H. Westcott	3/27/2017	4,400	8.62
Carl H. Westcott	3/27/2017	100	8.62
Carl H. Westcott	3/27/2017	200	8.62
Carl H. Westcott	3/27/2017	300	8.61

Carl H. Westcott	3/27/2017	5,000	8.56
Carl H. Westcott	3/27/2017	784	8.58
Carl H. Westcott	3/27/2017	200	8.58
Carl H. Westcott	3/27/2017	800	8.65
Carl H. Westcott	3/27/2017	500	8.62
Carl H. Westcott	3/27/2017	500	8.61
Carl H. Westcott	3/27/2017	500	8.62
Carl H. Westcott	3/27/2017	500	8.62
Carl H. Westcott	3/27/2017	(2,000)	8.61
Carl H. Westcott	3/27/2017	(3,000)	8.62
Carl H. Westcott	3/27/2017	(2,000)	8.62
Carl H. Westcott	3/27/2017	(100)	8.63
Carl H. Westcott	3/27/2017	(2,000)	8.62
Carl H. Westcott	3/28/2017	(500)	8.70
Carl H. Westcott	3/28/2017	(2,500)	8.79
Carl H. Westcott	3/28/2017	(2,500)	8.83
Carl H. Westcott	3/28/2017	(2,500)	8.88
Carl H. Westcott	3/29/2017	(2,500)	9.07
Carl H. Westcott	3/29/2017	(2,400)	9.11
Carl H. Westcott	3/29/2017	(3,500)	9.14
Carl H. Westcott	3/29/2017	(11,500)	9.13
Carl H. Westcott	3/29/2017	(5,000)	9.15
Carl H. Westcott	3/29/2017	(900)	9.15
Carl H. Westcott	3/30/2017	(2,600)	9.15
Carl H. Westcott	3/30/2017	400	9.07
Carl H. Westcott	3/30/2017	1,000	9.07
Carl H. Westcott	3/30/2017	1,100	9.07
Carl H. Westcott	3/30/2017	400	9.07
Carl H. Westcott	3/30/2017	100	9.07
Carl H. Westcott	3/30/2017	2,500	9.01
Carl H. Westcott	3/30/2017	2,500	9.01
Carl H. Westcott	3/30/2017	2,500	9.00
Carl H. Westcott	3/30/2017	2,500	9.00
Carl H. Westcott	3/30/2017	2,500	9.00
Carl H. Westcott	3/30/2017	2,500	8.97
Carl H. Westcott	3/30/2017	2,200	8.98
Carl H. Westcott	3/30/2017	300	8.97
Carl H. Westcott	3/30/2017	100	8.98
Carl H. Westcott	3/30/2017	200	8.98
Carl H. Westcott	3/30/2017	100	9.04
Carl H. Westcott	3/30/2017	400	9.04
Carl H. Westcott	3/30/2017	5,000	8.99
Carl H. Westcott	3/30/2017	5,000	8.87
Carl H. Westcott	3/30/2017	5,000	8.87
Carl H. Westcott	3/31/2017	2,000	8.82
Carl H. Westcott	3/31/2017	5,000	8.88
Carl H. Westcott	3/31/2017	5,000	8.85
Carl H. Westcott	3/31/2017	1,200	8.88
Carl H. Westcott	3/31/2017	1,000	8.88
Carl H. Westcott	3/31/2017	1,000	8.87
Carl H. Westcott	3/31/2017	400	8.87
Carl H. Westcott	3/31/2017	600	8.87
Carl H. Westcott	3/31/2017	600	8.87
Carl H. Westcott	3/31/2017	200	8.87
Carl H. Westcott	3/31/2017	30	8.86
Carl H. Westcott	3/31/2017	100	8.85
Carl H. Westcott	3/31/2017	70	8.87
Carl H. Westcott	3/31/2017	(2,500)	9.01
Carl H. Westcott	3/31/2017	(2,500)	9.02
Carl H. Westcott	3/31/2017	(2,500)	9.04

Carl H. Westcott	3/31/2017	(3,500)	9.08
Carl H. Westcott	3/31/2017	(2,500)	9.08
Carl H. Westcott	3/31/2017	(2,500)	9.10
Carl H. Westcott	3/31/2017	(5,000)	9.15
Carl H. Westcott	3/31/2017	(5,000)	9.22
Carl H. Westcott	3/31/2017	(5,000)	9.24
Carl H. Westcott	3/31/2017	(5,000)	9.24
Carl H. Westcott	4/3/2017	1,000	9.11
Carl H. Westcott	4/3/2017	1,000	9.08
Carl H. Westcott	4/3/2017	(1,000)	9.05
Carl H. Westcott	4/3/2017	1,000	9.08
Carl H. Westcott	4/3/2017	5,000	8.98
Carl H. Westcott	4/3/2017	3,656	8.91
Carl H. Westcott	4/3/2017	344	8.91
Carl H. Westcott	4/4/2017	1,100	8.91
Carl H. Westcott	4/4/2017	300	8.91
Carl H. Westcott	4/4/2017	1,100	8.91
Carl H. Westcott	4/4/2017	2,500	8.91
Carl H. Westcott	4/4/2017	400	8.91
Carl H. Westcott	4/4/2017	50	8.90
Carl H. Westcott	4/4/2017	(2,000)	9.04
Carl H. Westcott	4/4/2017	(2,500)	9.08
Carl H. Westcott	4/4/2017	(2,500)	9.08
Carl H. Westcott	4/4/2017	(2,500)	9.08
Carl H. Westcott	4/4/2017	(2,500)	9.10
Carl H. Westcott	4/4/2017	(5,000)	9.12
Carl H. Westcott	4/4/2017	(5,000)	9.14
Carl H. Westcott	4/4/2017	(15,000)	9.17
Carl H. Westcott	4/4/2017	(5,000)	9.26
Carl H. Westcott	4/4/2017	(345)	9.06
Carl H. Westcott	4/4/2017	(3,105)	9.05
Carl H. Westcott	4/4/2017	(3,450)	9.07
Carl H. Westcott	4/4/2017	(3,450)	9.08
Carl H. Westcott	4/4/2017	(3,100)	9.08
Carl H. Westcott	4/4/2017	(5,000)	9.07
Carl H. Westcott	4/4/2017	(1,000)	9.10
Carl H. Westcott	4/4/2017	(1,782)	9.10
Carl H. Westcott	4/4/2017	(187)	9.11
Carl H. Westcott	4/4/2017	(2,118)	9.08
Carl H. Westcott	4/4/2017	(9,913)	9.08
Carl H. Westcott	4/5/2017	(5,000)	9.29
Carl H. Westcott	4/5/2017	(5,000)	9.31
Carl H. Westcott	4/5/2017	200	9.12
Carl H. Westcott	4/5/2017	900	9.12
Carl H. Westcott	4/5/2017	(1,100)	9.19
Carl H. Westcott	4/5/2017	(2,500)	9.24
Carl H. Westcott	4/5/2017	4,900	9.12
Carl H. Westcott	4/5/2017	100	9.10
Carl H. Westcott	4/5/2017	5,000	9.11
Carl H. Westcott	4/5/2017	2,500	9.08
Carl H. Westcott	4/5/2017	5,000	9.10
Carl H. Westcott	4/5/2017	5,000	9.06
Carl H. Westcott	4/5/2017	5,000	9.02
Carl H. Westcott	4/5/2017	(2,500)	9.08
Carl H. Westcott	4/6/2017	(5,000)	9.16
Carl H. Westcott	4/6/2017	(1,050)	9.25
Carl H. Westcott	4/6/2017	(5,000)	9.17
Carl H. Westcott	4/6/2017	(2,500)	9.15
Carl H. Westcott	4/6/2017	(2,000)	9.17
Carl H. Westcott	4/6/2017	(2,500)	9.20

Carl H. Westcott	4/6/2017	(5,000)	9.21
Carl H. Westcott	4/6/2017	(5,000)	9.19
Carl H. Westcott	4/7/2017	(1,750)	9.25
Carl H. Westcott	4/7/2017	500	9.02
Carl H. Westcott	4/7/2017	500	9.02
Carl H. Westcott	4/7/2017	1,300	9.02
Carl H. Westcott	4/10/2017	(2,800)	9.26
Carl H. Westcott	4/10/2017	(2,000)	9.28
Carl H. Westcott	4/10/2017	(2,500)	9.30
Carl H. Westcott	4/10/2017	(1,500)	9.30
Carl H. Westcott	4/10/2017	500	9.20
Carl H. Westcott	4/10/2017	500	9.20
Carl H. Westcott	4/10/2017	500	9.21
Carl H. Westcott	4/10/2017	1,000	9.21
Carl H. Westcott	4/10/2017	900	9.21
Carl H. Westcott	4/10/2017	600	9.21
Carl H. Westcott	4/10/2017	300	9.20
Carl H. Westcott	4/10/2017	1,000	9.21
Carl H. Westcott	4/10/2017	(73)	9.25
Carl H. Westcott	4/11/2017	(1,927)	9.25
Carl H. Westcott	4/11/2017	(2,000)	9.35
Carl H. Westcott	4/11/2017	(3,200)	9.45
Carl H. Westcott	4/11/2017	(4,300)	9.50
Carl H. Westcott	4/11/2017	(5,000)	9.51
Carl H. Westcott	4/11/2017	(4,300)	9.52
Carl H. Westcott	4/11/2017	(4,300)	9.54
Carl H. Westcott	4/11/2017	(15,000)	9.57
Carl H. Westcott	4/11/2017	(7,500)	9.58
Carl H. Westcott	4/11/2017	(5,000)	9.58
Carl H. Westcott	4/11/2017	(104)	9.58
Carl H. Westcott	4/11/2017	(4,996)	9.58
Carl H. Westcott	4/11/2017	(5,000)	9.65
Carl H. Westcott	4/11/2017	(15,000)	9.68
Carl H. Westcott	4/11/2017	(12,185)	9.71
Carl H. Westcott	4/11/2017	(2,815)	9.70
Carl H. Westcott	4/11/2017	(15,000)	9.73
Carl H. Westcott	4/11/2017	(6,000)	9.88
Carl H. Westcott	4/11/2017	(6,000)	9.89
Carl H. Westcott	4/11/2017	(5,000)	9.82
Carl H. Westcott	4/11/2017	(6,000)	9.90
Carl H. Westcott	4/11/2017	(4,700)	9.91
Carl H. Westcott	4/11/2017	(300)	9.91
Carl H. Westcott	4/11/2017	(7,500)	9.90
Carl H. Westcott	4/11/2017	(500)	9.91
Carl H. Westcott	4/11/2017	(4,500)	9.91
Carl H. Westcott	4/11/2017	(6,300)	9.98
Carl H. Westcott	4/12/2017	500	9.89
Carl H. Westcott	4/12/2017	200	9.89
Carl H. Westcott	4/12/2017	200	9.89
Carl H. Westcott	4/12/2017	100	9.89
Carl H. Westcott	4/12/2017	500	9.96
Carl H. Westcott	4/12/2017	1,500	9.89
Carl H. Westcott	4/12/2017	100	9.83
Carl H. Westcott	4/12/2017	100	9.83
Carl H. Westcott	4/12/2017	100	9.83
Carl H. Westcott	4/12/2017	100	9.83
Carl H. Westcott	4/12/2017	100	9.83
Carl H. Westcott	4/12/2017	1,000	9.83
Carl H. Westcott	4/12/2017	400	9.91
Carl H. Westcott	4/12/2017	100	9.91

Carl H. Westcott	4/12/2017	200	9.83
Carl H. Westcott	4/12/2017	929	9.83
Carl H. Westcott	4/12/2017	200	9.83
Carl H. Westcott	4/12/2017	171	9.83
Carl H. Westcott	4/12/2017	5,000	9.70
Commodore Partners	3/16/2017	300	8.93
Commodore Partners	3/16/2017	200	8.94
Commodore Partners	3/16/2017	500	8.95
Commodore Partners	3/17/2017	500	8.84
Commodore Partners	3/17/2017	500	8.85
Commodore Partners	3/20/2017	2,907	8.27
Commodore Partners	3/20/2017	400	8.26
Commodore Partners	3/20/2017	2,500	8.36
Commodore Partners	3/20/2017	971	8.35
Commodore Partners	3/20/2017	301	8.34
Commodore Partners	3/20/2017	828	8.34
Commodore Partners	3/20/2017	100	8.26
Commodore Partners	3/21/2017	(100)	8.44
Commodore Partners	3/21/2017	(100)	8.45
Commodore Partners	3/21/2017	(100)	8.45
Commodore Partners	3/21/2017	1,177	8.46
Commodore Partners	3/21/2017	3,123	8.47
Commodore Partners	3/21/2017	700	8.47
Commodore Partners	3/24/2017	500	8.59
Commodore Partners	3/24/2017	500	8.66
Commodore Partners	3/24/2017	500	8.59
Commodore Partners	3/24/2017	(2,500)	8.74
Commodore Partners	3/24/2017	(2,500)	8.87
Commodore Partners	3/24/2017	(2,500)	8.92
Commodore Partners	3/24/2017	(5,000)	9.00
Commodore Partners	3/24/2017	(2,500)	9.03
Commodore Partners	3/27/2017	3,700	8.50
Commodore Partners	3/27/2017	1,757	8.47
Commodore Partners	3/27/2017	3,243	8.56
Commodore Partners	3/27/2017	5,000	8.51
Commodore Partners	3/27/2017	1,320	8.49
Commodore Partners	3/27/2017	400	8.49
Commodore Partners	3/27/2017	3,280	8.54
Commodore Partners	3/27/2017	10,000	8.50
Commodore Partners	3/28/2017	(5,000)	8.62
Commodore Partners	3/28/2017	(5,000)	8.87
Commodore Partners	3/29/2017	(2,000)	8.88
Commodore Partners	3/29/2017	(2,500)	8.89
Commodore Partners	3/29/2017	(2,500)	8.96
Commodore Partners	3/29/2017	(5,000)	9.09
Commodore Partners	3/29/2017	(2,500)	9.14
Commodore Partners	3/29/2017	(2,500)	9.16
Commodore Partners	3/29/2017	(2,500)	9.16
Commodore Partners	3/29/2017	(2,411)	9.16
Commodore Partners	3/29/2017	(89)	9.12
Commodore Partners	3/31/2017	800	8.91
Commodore Partners	3/31/2017	200	8.91
Commodore Partners	3/31/2017	800	8.91
Commodore Partners	3/31/2017	200	8.90
Commodore Partners	3/31/2017	(2,000)	9.24
Commodore Partners	3/31/2017	—	—
Commodore Partners	4/3/2017	5,000	9.23
Commodore Partners	4/3/2017	500	9.10
Commodore Partners	4/3/2017	500	9.09
Commodore Partners	4/3/2017	1,000	9.09

Commodore Partners	4/3/2017	140	9.07
Commodore Partners	4/3/2017	826	9.10
Commodore Partners	4/3/2017	34	9.09
Commodore Partners	4/4/2017	(2,500)	9.05
Commodore Partners	4/4/2017	(2,500)	9.15
Commodore Partners	4/4/2017	(5,000)	9.30
Commodore Partners	4/4/2017	(3,000)	9.35
Commodore Partners	4/4/2017	(5,000)	9.35
Commodore Partners	4/4/2017	(5,000)	9.08
Commodore Partners	4/4/2017	(3,000)	9.08
Commodore Partners	4/4/2017	(956)	9.11
Commodore Partners	4/5/2017	(2,044)	9.31
Commodore Partners	4/5/2017	2,500	9.11
Commodore Partners	4/5/2017	200	9.11
Commodore Partners	4/5/2017	2,300	9.13
Commodore Partners	4/5/2017	2,300	9.13
Commodore Partners	4/5/2017	2,300	9.06
Commodore Partners	4/5/2017	2,200	9.03
Commodore Partners	4/5/2017	100	9.02
Commodore Partners	4/5/2017	2,300	9.02
Commodore Partners	4/5/2017	4,500	9.03
Commodore Partners	4/5/2017	400	9.03
Commodore Partners	4/5/2017	100	9.03
Commodore Partners	4/5/2017	10,000	9.03
Commodore Partners	4/5/2017	(3,277)	9.12
Commodore Partners	4/5/2017	(5,000)	9.08
Commodore Partners	4/5/2017	(5,000)	9.08
Commodore Partners	4/7/2017	577	9.23
Commodore Partners	4/7/2017	800	9.02
Commodore Partners	4/7/2017	600	9.01
Commodore Partners	4/7/2017	100	9.05
Commodore Partners	4/11/2017	(10,000)	9.35
Commodore Partners	4/11/2017	(5,000)	9.40
Commodore Partners	4/11/2017	(2,000)	9.39
Commodore Partners	4/11/2017	(5,000)	9.44
Commodore Partners	4/11/2017	(38,000)	9.67
Commodore Partners	4/11/2017	(5,000)	9.91
Commodore Partners	4/11/2017	(5,000)	9.96
Commodore Partners	4/12/2017	500	9.87
Commodore Partners	4/12/2017	(1,896)	9.94
Commodore Partners	4/12/2017	(104)	9.94
Commodore Partners	4/12/2017	(2,000)	9.95
Commodore Partners	4/12/2017	200	9.86
Commodore Partners	4/12/2017	100	9.86
Commodore Partners	4/12/2017	800	9.86
Commodore Partners	4/12/2017	300	9.86
Commodore Partners	4/12/2017	100	9.86
Carl H. Westcott (1)	3/24/2017	500	8.61
Carl H. Westcott (1)	3/24/2017	250	8.59
Carl H. Westcott (1)	3/24/2017	1,000	8.61
Carl H. Westcott (1)	3/20/2017	2,000	8.34
Carl H. Westcott (1)	3/20/2017	500	8.33
Carl H. Westcott (2)	3/24/2017	1,000	8.54
Carla Westcott	4/11/2017	(1,000)	9.30
Carla Westcott	4/11/2017	(1,000)	9.42

(1)                                 For the account of Peter Underwood

(2)                                 For the account of Rosie Greene

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 7. Material to Be Filed as Exhibits

Exhibit A

Joint Filing Agreement, dated June 8, 2015, by and among Carl H. Westcott, Commodore Partners, Ltd., G.K. Westcott LP, Carl Westcott, LLC, Jimmy Elizabeth Westcott, Chart H. Westcott, Court H. Westcott, and Carla Westcott (incorporated by reference to Exhibit A to the Schedule 13D filed with the Securities and Exchange Commission on June 11, 2015).

Exhibit B	Form of Authorization of Agent (incorporated by reference to Exhibit B to the Schedule 13D filed with the Securities and Exchange Commission on June 11, 2015).

Exhibit C	Power of Attorney, dated June 8, 2015 (incorporated by reference to Exhibit C to the Schedule 13D filed with the Securities and Exchange Commission on June 11, 2015).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 13, 2017

Reporting Persons:	CARL H. WESTCOTT

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

COMMODORE PARTNERS, LTD.

By: Carl Westcott, LLC, its general partner

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

G.K. WESTCOTT LP

By: Carl Westcott, LLC, its general partner

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

CARL WESTCOTT, LLC

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

COURT H. WESTCOTT

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

CARLA WESTCOTT

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact